UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 15, 2007, Barnes Group Inc. (the “Company”) approved a restructuring of one of the Barnes Industrial operating facilities. This restructuring is among the actions that were contemplated in the announcement regarding a realignment within Barnes Industrial made by the Company in the Third Quarter 2007 Financial Results press release, dated November 2, 2007. The restructuring includes a reduction-in-force, production realignment and product rationalization.

As a result of this action, the Company expects to incur approximately $3.4 million of after-tax charges, of which $2.0 million is expected to be expensed in 2007. The amount expensed in 2007 relates primarily to employee termination costs. The balance, $1.4 million, will be expensed in 2008 or later and is expected to be offset by related savings. This amount relates to pension settlement costs, relocation costs and equipment transfer costs. $2.0 million of the $3.4 million is expected to result in a cash expenditure.

***

From time to time the Company may take additional right-sizing actions that are not part of the above-described realignment actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2007	BARNES GROUP INC.
(Registrant)
	By:	/s/ William C. Denninger
William C. Denninger Senior Vice President, Finance, and Chief Financial Officer